As filed with the Securities and Exchange Commission on January 18, 2019

Registration No. 333-221418

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VECTREN CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	35-2086905
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald E. Christian

Executive Vice President, Chief Legal and External Affairs Officer and Secretary

Vectren Corporation

One Vectren Square

Evansville, Indiana

(812) 491-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:    ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-221418) (the “Registration Statement”) of Vectren Corporation, an Indiana corporation (the “Registrant”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on November 8, 2017, pertaining to the registration of 750,000 shares of common stock, without par value (“Company Common Stock”), of the Registrant, issuable under the Registrant’s Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

On April 21, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CenterPoint Energy, Inc., a Texas corporation (“CenterPoint Energy”), and Pacer Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of CenterPoint Energy (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of CenterPoint Energy.

In anticipation of the closing of the Merger, on January 18, 2019, the Registrant terminated the Plan. As a result of the Plan’s termination, the offering pursuant to the Registration Statement has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 18th day of January, 2019.

VECTREN CORPORATION

By:	/s/ Ronald E. Christian
Ronald E. Christian
Executive Vice President, Chief Legal and External Affairs Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 18th day of January, 2019.

SIGNATURE	TITLE

* Carl L. Chapman	Chairman, President and Chief Executive Officer (Principal Executive Officer)

* M. Susan Hardwick	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Derrick Burks	Director

* James H. DeGraffenreidt, Jr.	Director

* John D. Engelbrecht	Director

* Anton H. George	Director

* Robert G. Jones	Director

* Patrick K. Mullen	Director

* R. Daniel Sadlier	Director

* Michael L. Smith	Director

* Teresa J. Tanner	Director

* Jean L. Wojtowicz	Director

*By:	/s/ Ronald E. Christian
Ronald E. Christian
Attorney-in-Fact